Exhibit 99.1

Ixia Names Bethany Mayer President and Chief Executive Officer

CALABASAS, CA, August 21, 2014 — Ixia (Nasdaq: XXIA) today announced that its board of directors has appointed Bethany Mayer as president and chief executive officer effective the day after Ixia becomes current in its periodic filings with the Securities and Exchange Commission (“SEC”). Mayer will also join Ixia’s board of directors.

“We are delighted to appoint Bethany Mayer as Ixia’s president and chief executive officer,” commented Errol Ginsberg, Ixia’s chairman and acting chief executive officer. “Today’s networking trends are revolutionary, not evolutionary, and virtualization is playing a key role in the transformation of service provider and enterprise networks around the world. Therefore, it was paramount for Ixia to find a candidate intimately involved with these new networking technologies, and we believe Bethany is the ideal executive to build upon Ixia’s industry leading foundation.”

Ginsberg continued, “Bethany was instrumental in pioneering HP’s SDN and NFV initiatives, product strategies and ecosystem development, and she possesses a deep knowledge of the network equipment and security markets. Additionally, Bethany is a seasoned leader with a proven track record of achieving sustainable growth while improving organizational efficiencies that deliver bottom-line results.”

Mayer brings over 25 years of technology experience to Ixia and joins the company from HP where she has held several key executive roles since 2010. Most recently, Mayer served as HP’s senior vice president and general manager of its Network Functions Virtualization (NFV) business and led the company’s NFV initiative. Previously, Mayer was senior vice president and general manager of the HP Networking Business unit, where under her leadership the business unit delivered 12 consecutive quarters of growth. Prior to that, Mayer was vice president, marketing and alliances for HP’s Enterprise Servers Storage and Networking Group. Prior to joining HP, Mayer served as senior vice president of worldwide marketing and corporate development at Blue Coat Systems, and held product marketing roles at Cisco Systems and Apple Computer. Mayer holds a Bachelor of Science from Santa Clara University and an MBA from California State University, Monterey Bay.

Mayer said, “Ixia is at the forefront of enabling the development, deployment, monitoring and security of mobile, virtualized, cloud and wireline networks. It is an honor to build upon Ixia’s strong legacy and foundation at this pivotal time for the company and the networking industry.”

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722